                                            Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-3226
Prospectus Supplement

(To Prospectus Dated May 17, 1996)
$235,000,000
                                                                            LOGO
CITGO PETROLEUM CORPORATION

MEDIUM-TERM NOTES

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CITGO Petroleum Corporation (the "Company") may from time to time offer pursuant to this Prospectus Supplement its Medium-Term Notes, Series A (the "Notes"), with an aggregate initial public offering price or purchase price of up to $235,000,000 (or the equivalent thereof in one or more foreign or composite currencies), subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part or under a Registration Statement to which this Prospectus Supplement and the accompanying Prospectus relate.

Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day nine months or more from its date of issue (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or to repayment at the option of the Holder, prior to maturity. The Notes may bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Discount Notes, or at a floating rate (a "Floating Rate Note") determined by reference to LIBOR, the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Treasury Rate, the Prime Rate, the CMT Rate or any other Base Rate, as selected by the purchaser and agreed to by the Company, adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. Unless otherwise indicated, interest on each Fixed Rate Note will be payable semiannually in arrears on each May 15 and November 15 (each an "Interest Payment Date") and at Stated Maturity. A Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an index. A Note may be issued as an indexed note (an "Indexed Note") on which the amount of any interest payment will be determined by reference to the level of a specific index as defined in the applicable Pricing Supplement. The Specified Currency, interest rate or interest rate formula, reset provisions, Issue Price, Stated Maturity, Interest Payment Dates, redemption, repayment and extension provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement").

Each Note will be represented by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"). Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as certificated notes ("Certificated Notes") except under the circumstances described herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                 PRICE TO               AGENT'S                    PROCEEDS TO THE
                                 PUBLIC(1)              COMMISSION(2)              COMPANY(2)(3)
                                 ---------              -------------              ---------------
Per Note......................  100.000%             .125%-.750%                 99.875%-99.250%
Total(4)......................  $235,000,000         $293,750-$1,762,500         $234,706,250-$233,237,500
----------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to public will be 100% of the principal amount.
(2) The Company will pay to Salomon Brothers Inc or Chase Securities Inc. (the "Agent" or "Agents") a commission of from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity through 30 years, sold through the Agent. Commissions on Notes with a maturity of 30 years or more will be negotiated at the time of sale.
(3) Before deduction of expenses payable by the Company estimated at $150,000, including reimbursement of certain expenses of the Agent.
(4) Or the equivalent thereof in one or more foreign or composite currencies.

The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit orders to purchase the Notes. The Company may also sell Notes at a discount to an Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agents. In addition, the Agents may offer Notes purchased by it as principal to other dealers. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. The Notes will not be listed on any securities exchange, and there can be no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any order to purchase Notes, whether or not solicited, in whole or in part. See "Plan of Distribution".

SALOMON BROTHERS INC                                       CHASE SECURITIES INC.

The date of this Prospectus Supplement is October 28, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                              COMPANY DESCRIPTION

     The Company is a direct wholly-owned operating subsidiary of PDV America, Inc., the holding company for the U.S. operations of Petroleos de Venezuela, S.A., the national oil company of the Republic of Venezuela. The Company and its subsidiaries are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains.

                               PRICING SUPPLEMENT

     Provisions of each transaction will be more fully described in a Pricing Supplement to this Prospectus Supplement and the accompanying Prospectus. In the event of any inconsistency between a Pricing Supplement and this Prospectus Supplement, the description contained in such Pricing Supplement supersedes and replaces any inconsistent provision in this Prospectus Supplement.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes are a series of Debt Securities issued under an Indenture dated May 1, 1996 with The First National Bank of Chicago, as Trustee. At the date of this Prospectus Supplement, the Notes offered pursuant to this Prospectus Supplement are limited to an aggregate initial public offering price or purchase price of up to $200,000,000 or the equivalent thereof in one or more foreign or composite currencies, which amount is subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part or under a Registration Statement to which this Prospectus Supplement and the accompanying Prospectus relate. The aggregate amount of Notes may be increased from time to time to such larger amount as may be authorized by the Company. The U.S. dollar equivalent of the public offering price or purchase price of a Note having a specified currency (a "Specified Currency") other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the applicable issue date. Such determination will be made by the Company or its agent, as exchange rate agent for both series of Notes (the "Exchange Rate Agent").

     The Notes will constitute part of the Senior Indebtedness of the Company and will rank pari passu with all other senior unsecured debt of the Company.

     The Notes will be offered on a continuous basis. Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or, if specified in the applicable Pricing Supplement, a Certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities -- Book-Entry System", Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be $1,000 and any larger amount that is an integral multiple of $1,000, and the authorized denominations of Notes having a Specified Currency other than U.S. dollars will be the approximate equivalents thereof in the Specified Currency.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day more than nine months from its date of issue, as selected by the purchaser and agreed to by the Company (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or repayment at the option of the Holder, prior to its Stated Maturity.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Specified Currency for such Note; (ii) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note and/or an Indexed Note; (iii) the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date of the Stated Maturity; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether and the manner in which such rate may be changed prior to its Stated Maturity; (vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period or the Interest Reset Dates, the Interest Payment Dates, and, if applicable, the Index Maturity, the Maximum Interest Rate, the Minimum Interest Rate, the Spread or Spread Multiplier (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether and the manner in which such Spread or Spread Multiplier may be changed prior to Stated Maturity; (viii) whether such Note is an Original Issue Discount Note (as defined below); (ix) if such Note is an Amortizing Note, the terms for repayment prior to Stated Maturity; (x) if such Note is an Indexed Note, in the case of an Indexed Rate Note, the manner in which the amount of any interest payment will be determined or, in the case of an Indexed Principal Note, its Face Amount and the manner in which the principal amount payable at Stated Maturity will be determined; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described under "Optional Redemption, Repayment and Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; (xii) whether such Note is subject to an optional extension beyond its Stated Maturity as described under "Extension of Maturity" below; and (xiii) any other terms of such Note not inconsistent with the provisions of the Indenture under which such Note will be issued.

     "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in (a) The City of New York or (b) if the Specified Currency for such
Note is other than U.S. dollars, the financial center of the country issuing such Specified Currency (which, in the case of ECU, shall be Brussels, Belgium) and (ii) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in the Specified Currency of such Note are transacted in the London interbank market.

     "Original Issue Discount Note" means (i) a Note, including any such Note whose interest rate is zero, that has a stated redemption price at Stated Maturity that exceeds its Issue Price by at least 0.25% of its stated redemption price at Stated Maturity, multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States Federal income tax purposes.

     A "basis point" or "bp" equals one one-hundredth of a percentage point.

PAYMENT OF PRINCIPAL AND INTEREST

     The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. The Holder of a Note having a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in the Specified Currency by delivery of a written notice to the Trustee for such Note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under "Currency Risks -- Payment Currency" below. Such election will remain in effect until revoked by written notice to such Trustee received not later than fifteen calendar days prior to the applicable payment date.

     In the case of a Note having a Specified Currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of such Note will be determined by the Exchange Rate Agent based on the highest firm bid quotation expressed in U.S. dollars received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (one of which may be an Agent and another of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of such Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If no such bid quotations are available, such payments will be made in such Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case such payments will be made as described under "Currency Risks -- Payment Currency" below.

     Unless otherwise specified in the applicable Pricing Supplement, U.S. dollar payments of interest on Notes (other than interest payable at Stated Maturity) will be made, except as provided below, by check mailed to the Registered Holders of such Notes (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary); provided, however, that, in the case of a Note issued between a Regular Record Date and the related Interest Payment Date, unless otherwise specified in the related Pricing Supplement, interest for the period beginning on the Original Issue Date for such Note and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Registered Holder of such Note on the related Regular Record Date. A Holder of $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars) or more in aggregate principal amount of Notes of like tenor and term shall be entitled to receive such U.S. dollar payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee for such Notes not later than fifteen calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate wire transfer instructions to the Trustee for such Notes. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at the Stated Maturity of a Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee for such Note in The City of New York.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount (or face amount, in the case of an Indexed Principal Note) of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Regular Record Date with respect to any Interest Payment Date for a Floating Rate Note or for an Indexed Rate Note shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) shall be May 1 or November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable Pricing Supplement until the principal amount thereof is paid or made available for payment, except as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the rate of interest payable on certain Fixed Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each May 15 and November 15 (each such day being an "Interest Payment Date") and at Stated Maturity. If an Interest Payment Date with respect to any Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (such period, the "Initial Interest Period") for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement (the "Initial Interest Rate"). The interest rate on such Note for each Interest Reset Period (as defined below) (and for the Initial Interest Period if so specified in the applicable Pricing Supplement) will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note, except in each case as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the Spread or Spread Multiplier on certain Floating Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note:
(i) LIBOR (a "LIBOR Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the Prime Rate (a "Prime Rate Note"), (v) CMT Rate (a "CMT Note"), (vi) the Federal Funds Rate (a "Federal Funds Rate Note"), (vii) the CD Rate (a "CD Rate Note"), or
(viii) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. "H.15(519)" means the publication entitled "Statistical Release H.15(519), 'Selected Interest Rates' ", or any successor publication, published by the Board of Governors of the Federal Reserve System. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law as of the date of this Prospectus Supplement, the maximum rate of interest under provisions of the penal law, with certain exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Unless otherwise specified in the Pricing Supplement, the Trustee will be the "Calculation Agent". Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate will become effective as a result of a determination for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest that goes into effect on any Interest Reset Date shall be determined on a date (the "Interest Determination Date") preceding such Interest Reset Date, as further described below. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (the "CD Rate Interest Determination Date"), for a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (the "Commercial Paper Rate Interest Determination Date"), for a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (the "Federal Funds Rate Interest Determination Date"), or for a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (the "Prime Rate Interest Determination Date"), or for a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (the "CMT Rate Interest Determination Date"), will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (the "LIBOR Rate Interest Determination Date") will be the second London

Banking Day immediately preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (the "Treasury Rate Interest Determination Date") will be the day of the week on which Treasury bills (as defined below) would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Interest Determination Date pertaining to an Interest Reset Date occurring in the next succeeding week, If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Prime Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, and CD Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement (each such day being an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

CD RATE NOTES

     Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period shall be the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the "CD Rate" for such Interest Reset Period will be the rate on such Interest Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "CD Rate" for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "CD Rate" for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the Commercial Paper Rate Interest Determination Date and shall be the Money Market Yield (as defined below) on such Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial
Paper -- Nonfinancial". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Interest Determination Date, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                           D X 360
Money Market Yield  =    -----------  X 100
                         360 - (DXM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period shall be the effective rate on the Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)"; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on such Calculation Date, the "Federal Funds Rate" for such Interest Reset Period will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). In the case of a Federal Funds Rate Note that resets daily, the interest rate on such Note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the Calculation Agent for such Note on such second Monday (or, if not a Business Day, on the next succeeding Business Day) to a rate equal to the average of the Federal Funds Rates in effect with respect to each such day in such week.

LIBOR NOTES

     Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

"LIBOR" for each Interest Reset Period will be determined by the Calculation Agent for such LIBOR Notes as follows:

     (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest

Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M. London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Interest Determination Date for such Interest Reset Period of direct obligations of the United States ("Treasury securities") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government
Securities -- Treasury bills -- auction average (investment)" or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date as otherwise announced by the United States Department of the

Treasury. In the event that the results of the auction of Treasury securities having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the "Treasury Rate" for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury securities with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the "Treasury Rate" for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and the Spread or Spread multiplier, if any specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with the Company). If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

CMT RATE NOTES

     Each CMT Rate Note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Note and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board release H.15... Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H15.(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing side offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent can cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for such Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service designated in the applicable Pricing Supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate (in the case of a Fixed Rate
Note) with respect to such Note or the Spread or Spread Multiplier (in the case of a Floating Rate Note) with respect to such Note and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     The Company shall notify the Trustee for a Note whether or not it intends to exercise such option with respect to such Note at least 45 but not more than 60 calendar days prior to an Optional Reset Date for such Note. Not later than 40 calendar days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, indicating whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and
(ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Reset Notice with respect to such Optional Reset Date and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes), whether or not tendered for repayment.

     The Holder of a Note will have the option to elect repayment of such Note by the Company on each Optional Reset Date at a price equal to the principal amount thereof, plus interest accrued to such Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 calendar days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes ("Amortizing Notes") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as defined below). Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     The Company may from time to time offer Notes ("Indexed Notes") on which certain or all interest payments (in the case of an "Indexed Rate Note"), and/or the principal amount payable at Stated Maturity or earlier redemption or retirement (in the case of an "Indexed Principal Note"), is determined by reference to the principal amount of such Notes (or, in the case of an Indexed Principal Note, to the amount designated in the applicable Pricing Supplement as the "Face Amount" of such Indexed Note) and by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (the "Index"). A description of the Index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

     In the case of a Fixed Rate Note, Floating Rate Note or Indexed Rate Note that is also an Indexed Principal Note, the amount of any interest payment will be determined by reference to the Face Amount of such Indexed Note unless specified otherwise in the applicable Pricing Supplement. In the case of an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of the Indexed Note may be different from the Face Amount.

     If the determination of the Index on which any interest payment or the principal amount of an Indexed Note is calculated or announced by a third party, which may be Salomon Brothers Inc or an affiliate of the Company, and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by another third party selected by the Company, which may be Salomon Brothers Inc or an affiliate of the Company, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed interest payments, if any, or any indexed principal amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such third party shall in the absence of manifest error be binding on all parties.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 calendar days prior to the old Stated Maturity of such Note. Not later than 40 calendar days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 calendar days prior to the old Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All

Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the old Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company, in whole or in part, and the date or dates (each an "Optional Redemption Date") on which such Note may be redeemed and the price (the "Redemption Price") at which (together with accrued interest to such Optional Redemption Date) such Note may be redeemed on each such Optional Redemption Date. The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 days prior to any Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, at least 30 but not more than 60 days prior to the date of redemption, such Trustee shall mail notice of such redemption, first class, postage prepaid, to the Holder of such Note. In the event of redemption of a
Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an "Optional Repayment Date") and the price (the "Optional Repayment Price") at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Trustee for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by such Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, then such Note and form duly completed must be received by such Trustee by such fifth Business Day. Any tender of a Note by the Holder for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, such Note shall be cancelled and a new Note or Notes for the remaining principal amount thereof shall be issued in the name of the Holder of such repaid Note.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     Notwithstanding anything in this Prospectus Supplement to the contrary, if a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Upon issuance, and subject to the rules of the Depositary, all Fixed Rate Book-Entry Notes having the same Original Issue Date and otherwise identical terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities -- Global Securities", will not otherwise be issuable as Certificated Notes.

     The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities -- Book-Entry System". The Depositary has confirmed to the Company, the Agents and the Trustees that it intends to follow such procedures.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in a Note having a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and such Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to such Specified Currency. Such risks generally depend on factors over which the Company has no control and which cannot be readily foreseen, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency for a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency for making payments in respect of Notes denominated in such currency. At present, the Company has identified the following currencies in which payments of principal, premium and interest on Notes may be made:
Australian dollars, Canadian dollars, Danish kroner, English pounds sterling, French francs, German deutsche marks, Italian lire, Japanese yen, New Zealand dollars, U.S. dollars and ECU. However, the Company may determine at any time to issue Notes with Specified Currencies other than those listed. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, premium or interest in any Specified Currency. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular Note, the currency in which amounts then due in respect of such Note are payable would not be available to the Company. In that event, the Company will make such payments in the manner set forth under "Description of Notes -- Payment of Principal and Interest" above.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

     Any Pricing Supplement relating to Notes having a Specified Currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

PAYMENT CURRENCY

     Except as set forth below, if payment in respect of a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note shall be made in U.S.

dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for such currency or as otherwise indicated in the applicable Pricing Supplement. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued.

     If payment in respect of a Note is required to be made in ECU and ECU are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECU are again so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of ECU in U.S. dollars as of any date (the "Day of Valuation") shall be determined by the Trustee for such Note on the following basis. The component currencies of ECU for this purpose (the "Components") shall be the currency amounts that were components of ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by such Trustee or such Exchange Rate Agent, as the case may be, on the basis of the most recently available Market Exchange Rates for such Components or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall be equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above made by the Trustee for the Notes or the Exchange Rate Agent, as the case may be, shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). This summary is based upon United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof, (iii) a person otherwise subject to United States Federal income taxation on its worldwide income regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note, including qualified stated interest as defined below under "Original Issue Discount", generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     For United States Federal income tax purposes, original issue discount ("OID") is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally
 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date or, in the case of an Amortizing Note, by the weighted average maturity). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments.

     Original issue discount is includible in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder of an Original Issue Discount Note (a "Discount Note") is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for a Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day of an accrual period. The amount of OID for an accrual period is generally equal to the excess of (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules. A Variable Note that provides for stated interest at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate throughout the term thereof generally will qualify as a "variable rate debt instrument". In general, the amount and accrual of OID and qualified stated interest on such a

Variable Note is calculated by converting it into a debt instrument with an appropriate fixed rate and then applying the general OID rules.

     If a Variable Note does not qualify as a "variable rate debt instrument", then the Variable Note would be treated as a contingent payment debt obligation. A U.S. Holder of such an instrument generally must include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

     The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Investors considering the purchase of Variable Notes should consult their own tax advisors.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased Notes more fully described in the applicable Pricing Supplement.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

     The Issuer will report to holders the amount of interest paid and OID accrued each year.

  Short-Term Notes

     Special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, and cash basis U.S. Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the U.S. Holder. In the case of U.S. Holders not required and not electing to include OID on Short-Term Notes in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized. For purposes of determining the amount of OID subject to these rules, no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

     Any U.S. Holder of a Short-Term Note can elect to apply rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor.

  Market Discount

     If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income or gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the stated redemption price at maturity will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any OID included in income (and accrued market discount or acquisition discount, if any, if the U.S. Holder has included such discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note.

  Extendible Notes, Reset Notes and Renewable Notes

     Certain of the Notes may provide that (i) the holder may extend the maturity of a Note (a "Renewable Note"), and/or (ii) the Company may extend the maturity of a Note (an "Extension of Maturity"), and/or (iii) the Company has the option to reset the interest rate, the Spread, or the Spread Multiplier (a "Reset Note"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors considering the purchase of Notes with such features should consult their own tax advisors and the applicable Pricing Supplement regarding the tax consequences of the holding and disposition of such Notes.

     NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY("Foreign Currency Notes"). As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  Payments of Interest in a Foreign Currency

     The U.S. dollar value, determined on date of receipt, of a Foreign Currency payment of interest on a Foreign Currency Note (other than OID or market discount) will be includible in the income of a cash method U.S. Holder regardless of whether the payment is converted to U.S. dollars.

     The U.S. dollar value of interest income (including OID or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period will be includible in income of an accrual basis U.S. Holder. Such U.S. dollar value will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Sale and Retirement of Notes

     A U.S. Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Foreign Currency amount paid for such Foreign Currency Note determined at the time of such purchase. To the extent the amount realized on sale, exchange or retirement of a Foreign Currency Note represents accrued but unpaid interest, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the
Note is
disposed of (or deemed disposed of as a result of a material change in the terms of such Foreign Currency Note). In the case of a Note that is denominated in a Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense.

  Original Issue Discount

     In the case of a Foreign Currency Discount Note, (i) OID is determined in units of the Foreign Currency, (ii) accrued OID is translated into U.S. dollars in the same manner as interest income accrued by an accrual basis U.S. Holder, described in "Payments of Interest in a Foreign Currency" above, and (iii) the amount of Foreign Currency gain or loss on the accrued OID is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of OID accrued, as translated above.

  Premium and Market Discount

     In the case of a Foreign Currency Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and
(iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency" above with respect to computation of exchange gain or loss on accrued interest by an accrual basis U.S. Holder.

     With respect to a Foreign Currency Note acquired with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including OID, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation for U.S. tax purposes that is related to the Company (directly or indirectly) through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Recently proposed Treasury Regulations would provide alternative methods for satisfying these certification requirements, and are proposed to be effective for payments made after December 31, 1997.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire sales price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status normally would be made on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agents shall have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay the Agents a commission of from .125% to .750% of the principal amount of Notes sold through it, depending upon the Stated Maturity. Commissions on Notes with a Stated Maturity of greater than 30 years will be negotiated at the time of sale.

     The Company may also sell Notes at a discount to an Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by such Agent. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed will not be in excess of the discount received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount or face amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. An Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

     An Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that such Agent may be required to make in respect thereof.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and may in the future engage, in investment banking and general financing and banking transactions with the Company and its affiliates. In particular, affiliates of Chase Securities Inc. participate in certain of the Company's credit facilities and, accordingly, if any proceeds from the sale of Notes are applied by the Company to repay amounts borrowed under such facilities, such affiliates will receive a proportionate share of repaid amounts. If the amounts to be repaid to affiliates of any member of the National Association of Securities Dealers, Inc. (the "NASD") exceed 10% of the proceeds of any offering of Notes, such offering will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH NOTES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                         -----------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
                PROSPECTUS SUPPLEMENT
Company Description............................    S-2
Pricing Supplement.............................    S-2
Description of Notes...........................    S-2
Currency Risks.................................   S-17
Certain United States Federal Income Tax
  Considerations...............................   S-18
Plan of Distribution...........................   S-24

                    PROSPECTUS
Available Information..........................      2
Incorporation of Certain Documents by
  Reference....................................      2
Enforceability of Civil Liabilities Against
  Foreign Persons..............................      2
Prospectus Summary.............................      4
Risk Factors...................................      6
Use of Proceeds................................      9
Ratio of Earnings to Fixed Charges.............      9
Description of Debt Securities.................      9
Certain U.S. Federal Income Tax
  Considerations...............................     29
Plan of Distribution...........................     33
Certain Legal Matters..........................     34
Experts........................................     34

$235,000,000

CITGO PETROLEUM
CORPORATION

MEDIUM-TERM NOTES

       [LOGO]

SALOMON BROTHERS INC

CHASE SECURITIES INC.

PROSPECTUS SUPPLEMENT

DATED OCTOBER 28, 1997